Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Steel Connect, Inc.
Waltham, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-93189, No. 333-52636, No. 333-75598, No. 333-84648, No. 333-90608, No. 333-121235, No. 333-131670, No. 333-164437, and No. 333-171285) of Steel Connect, Inc. of our reports dated October 15, 2019, relating to the consolidated financial statements, and the effectiveness of Steel Connect, Inc.’s internal control over financial reporting as of July 31, 2019, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Steel Connect, Inc.’s internal control over financial reporting as of July 31, 2019.

/s/ BDO USA, LLP

Boston, Massachusetts
October 15, 2019